Partners Group Next Generation Infrastructure, LLC

Second Amended and Restated Multiple Class Plan

This Multiple Class Plan (the “Plan”) has been adopted by the board of managers (the “Board of Managers”) of Partners Group Next Generation Infrastructure, LLC (the “Fund”) with respect to each class of limited liability company interests (“Shares”) of the Fund. The Plan has been adopted in compliance with Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”).1

The Fund has established four classes of Shares known as Class I Shares, Class M Shares, Class A Shares, and Class S Shares. Each class of Shares will have the same relative rights and privileges and be subject to the same fees and expenses except as set forth below. In addition, extraordinary expenses attributable to one or more classes shall be borne by such class(es). The Board of Managers may determine in the future that other allocations of expenses or other services to be provided to a class of Shares are appropriate and amend the Plan accordingly without the approval of holders of Shares of any class.

Class I Shares

Shares of Class I (the “Class I Shares”) are sold at net asset value per Share, and are sold subject to the minimum purchase requirements set forth in the registration statement for the Fund. Class I Shares are not subject to a distribution plan or service plan. Class I Shares shall be entitled to the shareholder services set forth from time to time in the Fund’s registration statement.

Class M Shares

Shares of Class M (the “Class M Shares”) are sold at net asset value per Share, and are sold subject to the minimum purchase requirements set forth in the registration statement for the Fund. Class M Shares are not subject to a distribution plan or service plan. Class M Shares shall be entitled to the shareholder services set forth from time to time in the Fund’s registration statement.

Class A Shares

Shares of Class A (the “Class A Shares”) are sold at net asset value per Share, subject to a front-end sales charge of up to 3.50% of the subscription amount, and are sold subject to the minimum purchase requirements set forth in the Fund’s registration statement. Class A Shares of the Fund are subject to an annual distribution and/or service fee in accordance with the then-effective distribution and service plan (the “Distribution Plan”) adopted in accordance with Rule 12b-1 under the 1940 Act for Class A Shares. Holders of Class A Shares have exclusive voting rights, if any, with respect to the Fund’s Distribution Plan adopted with respect to Class A Shares. Class A Shares shall be entitled to the distribution and shareholder services set forth from time to time in the Fund’s registration statement.

[1]	The Fund is a closed-end management investment company registered under the 1940 Act. The Fund operates under an order received by Partners Group (USA) Inc. from the U.S. Securities and Exchange Commission dated June 10, 2014, that grants exemptive relief which permits the Fund to issue multiple classes of Shares with sales loads and/or asset-based distribution and/or service fees and contingent deferred sales loads. Although not directly subject to Rule 18f-3 under the 1940 Act, as a condition to reliance on the exemptive order, the Fund must comply with the provisions of Rule 18f-3 as if they applied to the Fund.

Class S Shares

Shares of Class S (the “Class S Shares”) are sold at net asset value per Share, subject to a front-end sales charge of up to 1.50% of the subscription amount, and are sold subject to the minimum purchase requirements set forth in the Fund’s registration statement. Class S Shares of the Fund are subject to an annual distribution and/or service fee in accordance with the then-effective distribution and service plan (the “Distribution Plan”) adopted in accordance with Rule 12b-1 under the 1940 Act for Class S Shares. Holders of Class S Shares have exclusive voting rights, if any, with respect to the Fund’s Distribution Plan adopted with respect to Class S Shares. Class S Shares shall be entitled to the distribution and shareholder services set forth from time to time in the Fund’s registration statement.

Expense Allocation

Expenses that are treated as class-specific expenses under the Plan will be borne by the Fund’s respective classes. Fund expenses will be allocated to the respective classes in a manner consistent with Rule 18f-3(c)(1)(iii) as now or hereafter in effect, subject to the oversight of the Board of Managers.

Adopted:	November 2, 2023
Amended:	December 17, 2025
Amended:	[ ], 2026
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